UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant:	☒
Filed by a Party other than the Registrant:	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

MMC ENERGY, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	$125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(ii), 14a-6(i)(4) and 0-11.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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MMC ENERGY, INC.
26 Broadway, Suite 907
New York, New York 10004
(212) 977-0900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 12, 2007

MMC Energy, Inc. (“we”, “us”, “our” or “MMC Energy”), is calling a special meeting of stockholders in order to seek approval of a reverse stock split, which we believe is necessary to list our common stock on a U.S. stock exchange. Among other reasons we intend to seek this listing in conjunction with pursuing an underwritten public offering of our common stock. The special meeting of stockholders of MMC Energy will be held on March 12, 2007, at 12:00 p.m., local time, at the Peninsula Hotel, 9882 South Santa Monica Boulevard, Beverly Hills, California 90212-1605, for the following purposes:

1.

To consider and approve an amendment to MMC Energy’s Certificate of Incorporation which will effect a reverse stock split of the common stock of MMC Energy by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to March 12, 2008, with the exact ratio to be set at a whole number within this range to be determined by the Board of Directors in its discretion; and

2.

To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof

The foregoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on January 23, 2007 as the record date for the determination of the stockholders entitled to notice of, and to vote at the special meeting and any postponement or adjournment thereof. Only those stockholders of record of the company as of the close of business on that date will be entitled to vote at the special meeting or any postponement or adjournment thereof.

We cordially invite all stockholders to attend the special meeting in person. However, regardless of whether you plan to attend the special meeting in person, we urge you to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if you mail the proxy in the United States. Stockholders who attend the special meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors,

/s/ Denis Gagnon
Secretary

New York, New York
February 14, 2007

MMC ENERGY, INC.
26 Broadway, Suite 907
New York, New York 10004
(212) 977-0900

PROXY STATEMENT

Your vote at the special meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the special meeting and was prepared by our management for the Board of Directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about February 14, 2007.

GENERAL INFORMATION ABOUT VOTING

What is the purpose of the Special Meeting?

At the Special Meeting, stockholders will act upon the matters outlined in the attached Notice of Meeting and described in detail in this Proxy Statement. They are:

(1)

To approve an amendment to our Certificate of Incorporation; and

(2)

To consider such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Why is a reverse stock split being proposed?

The purpose of the reverse stock split is to reduce the number of outstanding shares of our common stock in an effort to achieve a desired per share price in connection with listing our common stock on a U.S. stock exchange (e.g. the American Stock and Options Exchange or Nasdaq Stock Exchange) which we believe may be useful if we were to pursue a public offering.

Who can vote?

You can vote your shares if our records show that you owned shares of our common stock as of January 23, 2007. On that date, a total of 48,109,164 shares of common stock were outstanding and entitled to vote at the special meeting. Each stockholder is entitled to one vote for each share of common stock held by such stockholder. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the special meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct.

What if other matters come up at the special meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the special meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they determine, in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the special meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the special meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

How are votes counted?

We will hold the special meeting if there is a quorum. In order to have a quorum, the holders of a majority of our issued and outstanding shares of common stock must either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will he counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposal listed on the proxy card.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the special meeting. Broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the special meeting. Therefore, with respect to the proposal set forth herein a broker non-vote will have the same effect as a negative vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Non-routine matters include, among others, the proposed amendment to our Certificate of Incorporation. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

What is the voting requirement to approve the amendment to the Certificate of Incorporation?

Approval to amend our Certificate of Incorporation to authorize a reverse stock split of our outstanding common stock requires the affirmative vote of a majority of the holders of outstanding shares of common stock. As a result, abstentions and broker non-votes will have the same effect as negative votes.

Who pays for this proxy solicitation?

MMC Energy does. In addition to sending you these materials, some of our directors and employees may contact you by telephone, by mail, or in person. None of our directors or employees will receive any extra compensation for any such solicitation.

What is the recommendation of MMC Energy’s Board of Directors?

The Board of Directors recommends that you for “FOR” approval of the amendment to our Certificate of Incorporation to authorize a reverse stock split.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2006 by:

•

each person who we know beneficially owns more than 5% of the common stock;

•

each member of our Board of Directors;

•

each of our named executive officers; and

•

all of our directors and executive officers as a group.

Unless otherwise indicated, (1) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and (2) the address for the persons named in the table is c/o MMC Energy, Inc., 26 Broadway, Suite 907, New York, New York 10004.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding(1)

Karl Miller	4,858,255	(2)	10.1%
Martin Quinn	4,097,088	(3)	8.5%
Denis Gagnon	1,692,352	(4)	3.5%
George Rountree III	1,400,033	(5)	2.9%
Michael J. Hamilton	17,685	(5)	*
Peter Likins	12,685	(6)	*
Richard Bryan	12,685	(6)	*
Frederick W. Buckman	12,048	(6)	*
All Named Executive Officers and Directors as a Group (8 persons)	12,102,831		25.2%

——————

*

Less than 1%

(1)

As of January 24, 2007, we had outstanding 48,109,164 shares of common stock. Unless otherwise noted, the persons named in this table have sole voting power with respect to all shares of common stock. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants, restricted stock units or conversion privileges, are deemed outstanding for the purposes of computing the percentage of the outstanding securities owned by such person but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)

Excludes option to acquire 500,000 shares of our common stock which is not exercisable within 60 days of the date hereof.

(3)

Excludes option to acquire 250,000 shares of our common stock which is not exercisable within 60 days of the date hereof.

(4)

Excludes option to acquire 200,000 shares of our common stock which is not exercisable within 60 days of the date hereof.

(5)

12,685 shares are subject to forfeit if he ceases to serve as a director prior to May 15, 2007, at which time such award is fully vested.

(6)

Shares are subject to forfeit if he ceases to serve as a director prior to May 15, 2007, at which time such award is fully vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 9, 2006 through May 15, 2006, the time we consummated our merger with High Tide, Inc. and became a public company, an entity named MMC Energy Management LLC provided certain management services to us. MMC Energy Management LLC was owned by Messrs. Miller, Gagnon and Quinn. MMC Energy Management LLC was paid an aggregate of $260,000 by us for management services provided to the company from January 9, 2006 to June 30, 2006. In connection with the Merger, MMC Energy Management LLC was dissolved.

Contemporaneously with the closing of the merger with High Tide, Inc., we split off our wholly-owned subsidiary, High Tide Leasco, Inc., a Nevada corporation (“Leaseco”), through the sale of all of the outstanding capital stock of Leaseco. We executed a Split Off Agreement with Brent Peters, Douglas Smith, MMC North America and Leaseco. Mr. Peters was President and Chief Executive Officer of High Tide, and Mr. Smith was Chief Financial Officer, Treasurer and Director of High Tide. In connection with the Merger, Mr. Peters and Mr. Smith have resigned from High Tide.

On January 31, 2006, one of our wholly-owned subsidiaries entered into a Loan and Security Agreement with TD Banknorth providing for a $3.5 million senior debt facility, including a $3.0 million term loan and a $500,000 revolving loan. The loans are collateralized by our Chula Vista and Escondido facilities and are personally guaranteed, jointly and severally, by Messrs. Miller, Quinn and Gagnon and we have agreed to indemnify such individuals if they are called upon to make any payments under this guaranty.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

Our Annual Report on Form 10-KSB for the year ending December 31, 2005 will be sent to any shareholder upon request. Requests for a copy of this report should be addressed to the Corporate Secretary of MMC Energy, Inc. at the address provided on the first page of this proxy statement.

PROPOSAL 1

APPROVAL TO AMEND CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK
SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-TWO AND NOR MORE THAN
ONE-FOR-TWENTY AT ANY TIME PRIOR TO MARCH 12, 2008, WITH THE EXACT RATIO
TO BE DETERMINED BY THE BOARD OF DIRECTORS.

General

Our Board of Directors has declared advisable and approved, and is hereby soliciting stockholder approval of, an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio of between one-for-two to one-for-twenty in the form set forth in Appendix “A” to this proxy statement. A vote FOR Proposal 1 will constitute approval of this Amendment, which provides for the combination of any whole number of shares of common stock between and including two and twenty into one share of common stock and will grant our Board of Directors the authority to select which of the approved exchange ratios within that range will be implemented. If the stockholders approve this proposal, our Board of Directors will have the authority, but not the obligation, in its sole discretion, and without further action on the part of the stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing the Amendment with the Delaware Secretary of State at any time after the approval of the Amendment. If the Amendment has not been filed with the Delaware Secretary of State by the close of business on or before March 12, 2008, our Board of Directors will abandon the Amendment constituting the reverse stock split. If the reverse stock split is implemented, the Amendment would not change the number of authorized shares of our common stock or the par value of a share of common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such stockholder held immediately prior to the reverse stock split.

Our Board of Directors believes that by reducing the number of shares of our common stock outstanding through the reverse stock split and thereby proportionately increasing the per share price of the common stock, our shares may be more appealing to institutional investors and institutional funds. We also believe that our stockholders also may benefit from a higher priced stock because of improved liquidity as a result of an increased interest from institutional investors and investment funds and lower trading costs.

We believe that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides us with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders vote to approve Proposal 1, the reserve stock split will be effected, if at all, only upon a determination by our Board of Directors that the reverse stock split is in our and the stockholders’ best interests at that time. In connection with any determination to effect the reverse stock split, our Board of Directors will set the time for such a split and select a specific ratio within the range. These determinations will be made by our Board of Directors with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

Our Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Background and Purpose of the Reverse Stock Split

We may decide to pursue raising money through an underwritten public offering and list our common stock on a U.S. stock exchange. Our common stock currently trades on the Nasdaq Bulletin Board for Over-the-Counter traded securities. We believe that in order to complete a successful underwritten public offering, we should seek to list our common stock on a U.S. stock exchange. Such exchanges typically require, among other things, as a condition to listing a company’s common stock, a minimum market price of between $2.00 - $5.00 per share depending on the exchange and particular listing standard applied. Our current market price is approximately $0.92.

The purpose of the reverse stock split is to decrease the number of shares of our common stock and presumably increase the per share trading value of our common stock above the required minimal level to list on a U.S. stock exchange. Our Board of Directors intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock, and only if the implementation of a reverse stock split is determined by our Board of Directors to be in our and our stockholders best interest. Our Board of Directors may exercise its discretion not to implement a reverse stock split.

Although there can be no assurance that the price of our common stock after the reverse stock split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the proposal is also intended to result in a price level for our common stock that will broaden institutional investor interest and provide a market that will reflect more closely our underlying value. We believe that a number of institutional investors and investment funds are reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we believe we may be able to raise our common stock price to a level where our common stock could be viewed more favorably by potential investors.

Other investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. A higher stock price after a reverse stock split could alleviate this concern.

The combination of lower transaction costs and increased interest from institutional investors and investment funds could have the effect of improving the trading liquidity of our common stock.

Certain Risk Factors Associated with the Reverse Stock Split

•

While our Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in any particular price for our common stock or result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

•

There can be no assurance that the market price per new share of our common stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on February 13, 2007 of $0.92 per share, if the reverse stock split was implemented and approved for a reverse stock split ratio of 1-for-20, there can be no assurance that the post-split market price of our common stock would be $18.40 or greater. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•

If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split would result in any holder of our common stock receiving cash in lieu of fractional shares. As described below, holders of our common stock otherwise entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are concurrently stockholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares). The reverse stock split will have no effect on the number of authorized shares of common stock or the par value of the common stock. We do not have any current plans, proposals or arrangements (written or otherwise) to issue any additional shares other than pursuant to equity plans and, potentially, pursuant to an underwritten public offering.

The principal effects of the reverse stock split will be that:

•

depending on the ratio for the reverse stock split selected by our Board of Directors, each two or twenty shares of our common stock owned by a stockholder will be combined into one new share of common stock;

•

the number of shares of common stock issued and outstanding will be reduced from approximately 48,109,164 shares to a range of approximately 24,054,582 shares to 2,405,45 shares, depending upon the reverse stock split ratio selected by our Board of Directors;

•

based upon the reverse stock split ratio selected by our Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options, restricted stock awards and restricted stock units entitling the holders to purchase shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock units upon exercise immediately preceding the reverse stock split; and

•

the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plans will be reduced proportionately based upon the reverse stock split ratio selected by our Board of Directors.

In addition, if approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board of Directors believes, however, that these potential effects are substantially outweighed by the benefits of the reverse stock split.

Effective Date

The proposed reverse stock split of our common stock would become effective as of 11:59 p.m., Eastern Time, on the date of filing the Amendment with the office of the Delaware Secretary of State, or the Effective Date. Except as explained below with respect to fractional shares, on such date, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of our common stock in accordance with the reverse stock split ratio determined by our Board of Directors.

After the Effective Date, our common stock will have a new CUSIP number, which is a number used to identify our equity securities, and stock certificates with the older identification numbers will need to be exchanged for stock certificates with the new numbers by following the procedures described below.

After the Effective Date, we will continue to be subject to periodic reporting and other requires of the Securities Exchange Act of 1934, as amended. Our common stock will continue to be reported on the Nasdaq Bulletin Board under the symbol “MMCN”, although Nasdaq Bulletin Board will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred. If we succeed in listing our common stock on a U.S. stock exchange, a new trading symbol may be designated.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by our Board of Directors that a reverse stock split (at a ratio determined by our Board of Directors as described above) is in our and our stockholders best interests. The Board of Directors’ determination as to whether the reverse stock split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If our Board of Directors determines to effect the reverse stock split, our Board of Directors will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the common stock.

Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, our transfer agent, Continental Stock Transfer and Trust Company, will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the Effective Date at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that our transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, stockholders will receive a cash payment from our transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Date and the date a stockholder receives payment for the cashed-out shares. The payment amount will be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, a stockholder will have no further interest in us with respect to their cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

If a stockholder does not hold sufficient shares of our common stock to receive at least one share in the reverse stock split and wants to continue to hold our common stock after the reverse stock split, a stockholder may do so by taking either of the following actions far enough in advance so that it is completed by the Effective Date:

1)

purchase a sufficient number of shares of our common stock so that the stockholder holds at least an amount of shares of common stock in their account prior to the reverse stock split that would entitle the stockholder to receive at least one share of our common stock on a post-reverse stock split basis; or

2)

if applicable, consolidate the stockholder’s accounts so that the stockholder holds at least an amount of shares of common stock in one account prior to the reverse stock split that would entitle the stockholder to receive at least one share of common stock on a post-reverse stock split basis. Shares held in registered form (that is, by the stockholder in the stockholder’s name in our stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by a stockholder through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Stockholders of our common stock should be aware that, under the escheat laws of the various jurisdictions where a stockholder resides, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction. Thereafter holders of our common stock otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Beneficial Holders of common stock (i.e. stockholders who hold in “street name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name”. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of common stock (i.e. stockholders that are registered on our transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the reverse stock split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the Effective Date. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Date of the reverse stock split and the date payment is received.

Effect on Certificated Shares

Stockholders holding shares of our common stock in certificate form will be sent a transmittal letter by Continental Stock Transfer and Trust Company as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of our common stock, or the Old Certificates, to our transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock, or the New Certificates. No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to our transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock to which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represented the number of whole shares of post-reverse stock split common stock to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.

If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Fractional Shares”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of a share of our common stock. As a result, as of the Effective Date of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per-share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Potential Anti-Takeover Effect

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of MMC Energy with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of MMC Energy, nor is it part of a plan by management to recommend to our Board of Directors and stockholders a series of amendments to our Certificate of Incorporation. Other than the proposal for the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of MMC Energy.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

United States Federal Income Tax Consequences of the Reverse Stock Split

The following is summary of certain material United Stated federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split. This summary is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provision of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholders own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decision of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split.

In the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received), the tax basis will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of common stock by a United States holder of common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Date.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON STOCKHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular stockholder. Stockholders should consult their own tax advisors as to the tax consequences in their particular circumstances.

A stockholder will not realize a capital gain or a capital loss as a result of the reverse stock split, other than with respect to a cash payment received on the sale of fractional shares as discussed below. The aggregate adjusted cost base to a stockholder of all their shares (including any fractional shares received as a result of the reverse stock split and sold on behalf of the stockholder) will be the same after the reverse stock split as it was before the reverse stock split.

A stockholder who receives a cash payment on the sale of fractional shares following the reverse stock split will realize a capital gain or a capital loss equal to the difference between the cash received and the stockholder’s adjusted cost base of the fractional shares. Generally, one-half of any capital gain (taxable capital gain) realized must be included in income and one-half of any capital loss (allowable capital loss) realized may be deducted against taxable capital gains in accordance with the detailed provisions of the Tax Act.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE AMENDED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-TWO AND NOR MORE THAN ONE-FOR-TWENTY ANY TIME PRIOR TO MARCH 12, 2008, WITH THE EXACT RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, our stockholders may present proposals for inclusion in our proxy statement for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner. Any such proposal must comply with Rule 14a-8 and must be received by the company at the address appearing on the first page of this proxy statement no later than April 21, 2007.

Our by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to our Secretary not less than 90 days and not more than 120 days before the anniversary of the prior years’ meeting. If no annual meeting was held in the previous year or the date of the annual meeting is more than thirty days earlier than the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced. The written notice should be sent to our corporate secretary, Denis Gagnon, MMC Energy, Inc. 26 Broadway, Suite 907, New York, New York 10004, and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on our books and the number of shares of our common stock the stockholder beneficially owns.

SEC rules set forth standards for what stockholder proposals we are required to include in a proxy statement for an annual meeting.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented to the special meeting. If any other business is properly brought before the special meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

MMC ENERGY, INC.
26 Broadway, Suite 907
New York, New York 10004

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Karl Miller and Denis Gagnon, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of MMC Energy, Inc. held of record by the undersigned on January 23, 2007 at the Special Meeting of Stockholders to be held on March 12, 2007 at 12:00 p.m. local time, at the Peninsula Hotel, 9882 South Santa Monica Boulevard, Beverly Hills, California 90212-1605, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

☒ Please mark votes as in this example.

1.

Approve an amendment to the company’s Certificate of Incorporation to effect a reverse stock split.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting or any adjournment thereof.

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, trusts, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature of Shareholder

Date: , 2007

Signature if held jointly

Appendix A

PROPOSED AMENDMENT TO MMC ENERGY INC.’S CERTIFICATE OF INCORPORATION

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CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MMC ENERGY, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned, Karl Miller and Dennis Gagnon, the Chief Executive Officer and Secretary, respectively of MMC Energy, Inc., a Delaware corporation (the “Corporation”), hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted by unanimous written consent certain resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the submission of said amendment to the stockholders of the Corporation pursuant to Section 242(b)(2) of the General Corporation Law of the State of Delaware, and stating that such amendment will be effective only after approval thereof by the holders of a majority of the outstanding shares of common stock, par value $.001 per share, of the Corporation entitled to vote thereon.

SECOND: That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, said amendment was submitted to the holders of all of the common stock of the Corporation, and a majority of such holders at a Special Meeting of Stockholders adopted the following resolution to amend the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation be, and it hereby is, amended by deleting in its entirety the present Article FOURTH and substituting in lieu thereof the following new Article FOURTH:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “common stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 310,000,000 shares. 300,000,000 shares shall be common stock, each having a par value of one-tenth of one cent ($.001) 10,000,000 shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

Effective at 11:59 p.m., Eastern Standard Time on             , 2008 (the “Effective Date”), every [      (      )] shares of the Corporation’s common stock, par value $.001 per share (the “Old common stock”) issued and outstanding immediately prior to the Effective Time will be automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, par value $.001, of the Corporation (the “New common stock”) (and such combination and conversion, the “Reverse Stock Split”).

Notwithstanding the immediately preceding sentence, no fractional shares of New common stock shall be issued to the holders of record of Old common stock in connection with the foregoing reclassification of shares of Old common stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New common stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old common stock shall be issued to Continental Stock Transfer and Trust Company, the transfer agent, as agent for the accounts of all holders of record of Old common stock and otherwise entitled to have a fraction of share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of the prevailing market prices of the New common stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, our transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old common stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New common stock into which the shares of Old common stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New common stock as set forth above) provided, however, that each holder of record of a certificate that represented shares of Old common stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New common stock into which the shares of Old common stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New common stock to which such holder may be entitled as set forth above.”

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THIRD: That this Certificate of Amendment to the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on               , 200[ ].

Karl Miller Chief Executive Officer

Denis Gagnon Secretary

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